Exhibit 99.1

DOMINION RESOURCES ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

RICHMOND, Va. – April 4, 2016– Dominion Resources, Inc. (NYSE: D), today announced the sale of an aggregate of 10,200,000 shares of its common stock, representing approximately $750 million of gross proceeds, through a registered underwritten public offering to Citigroup, as the sole underwriter. The net proceeds from the offering will be used for general corporate purposes, including to fund in part Dominion’s combination with Questar Corporation, and to repay short term debt, including commercial paper. The offering is expected to close on April 8, 2016, subject to customary closing conditions.

The last reported sale price of the company’s common stock on April 4, 2016 was $74.58 per share. Citigroup proposes to offer for sale the shares of common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

A shelf registration statement (including a prospectus) relating to the offering has previously been filed with the Securities and Exchange Commission (SEC) and has become effective. Before investing, interested parties should read the prospectus and other documents filed by the company with the SEC for information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the underwriter at: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of, or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 24,300 megawatts of generation, 12,200 miles of natural gas transmission, gathering and storage pipeline, and 6,500 miles of electric transmission lines. Dominion operates one of the nation’s largest natural gas storage systems with 933 billion cubic feet of storage capacity and serves utility and retail energy customers in 14 states.

This release contains certain forward-looking statements, which are subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond the company’s ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in our industries, changes in the demand for Dominion’s services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, impacts of acquisitions, divestitures, transfers of assets to joint ventures or Dominion Midstream and retirements of assets based on asset portfolio reviews, the expected timing and likelihood of completion of the proposed acquisition of Questar Corporation, including the ability to obtain the requisite approvals of Questar’s shareholders and the terms and conditions of any required regulatory approvals; the receipt of regulatory approvals for, and timing of, other planned projects, acquisitions and divestitures, the timing and execution of Dominion Midstream’s growth strategy, and the ability to complete planned construction or expansion projects at all or within the terms and timeframes initially anticipated. Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages at facilities in which Dominion has an ownership interest, the impact of operational hazards and catastrophic events, state and federal legislative and regulatory developments, including changes in federal and state tax laws and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities, political and economic conditions, industrial, commercial and residential growth or decline in Dominion’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties. Other risk factors are detailed from time to time in Dominion’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

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CONTACTS:	Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com